UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                                Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TURTLE BEACH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 28, 2022, Turtle Beach Corporation (the “Company”) issued a press release, a copy of which is filed herewith as Exhibit A. On April 28, 2022, the Company made certain updates to its website, https://voteturtlebeach.com. Screenshots of the website are filed herewith as Exhibit B.

Exhibit A

Turtle Beach Corrects the Record Given Donerail’s Continued Efforts to Deceive and Mislead

Stockholders

Donerail’s Attempt to Take Effective Control of Turtle Beach is Especially Alarming Given Repeated

Misstatements and Omissions Regarding Engagement with Turtle Beach

Stockholders Should Vote the BLUE Proxy Card or Risk the Value of Their Investments

WHITE PLAINS, N.Y. – April 28, 2022 – Leading gaming accessory maker Turtle Beach Corporation (Nasdaq: HEAR) (“Turtle Beach” or the “Company”) today highlights the misinformation perpetuated by the Donerail Group (“Donerail”) in its efforts to take effective control of the Company.

The Turtle Beach Board believes stockholders should have ALL of the facts regarding its extensive and constructive engagement with Donerail. Of note:

•

Among other misstatements and omissions, Donerail intentionally omits from its public statements and its proxy statement – as filed with the Securities and Exchange Commission on April 22, 2022 – every single one of the 17 instances where Turtle Beach or its advisors requested Donerail provide basic, required financing information for its acquisition offers. Stockholders should ask Donerail why it did not include accurate and complete information in its proxy statement – an important regulatory filing for which Donerail and its board nominees have a shared responsibility to ensure accuracy and completeness.

•

Most recently, Donerail made misleading statements about executive compensation at Turtle Beach, concocting a number that aggregates nearly a decade of compensation for more than 12 executives and board members, while ignoring stock vesting, option strike prices, and other factors that tend to inflate proxy filing stock comp valuations. Turtle Beach believes stockholders should express their views if they find these tactics dishonest and insulting.

•

The Turtle Beach Board has been openminded and responsive to stockholder input and has attempted to find a constructive resolution with Donerail, on numerous occasions, to avoid a costly and time-consuming proxy contest. Stockholders can trust that the Turtle Beach Board will continue to act in their best interest.

•

Donerail continues to make material omissions of facts and events in order to advance its agenda to gain effective control of Turtle Beach without offering any premium to stockholders. Stockholders should be aware that taking Donerail at its word is highly risky as Donerail appears willing to say anything in order to achieve its self-serving agenda.

Turtle Beach Stockholders Should Not Be Misled by Donerail’s Omissions, Falsehoods and

Mischaracterizations of Engagement

Turtle Beach’s engagement with Donerail has included the following1, much of which is omitted from Donerail’s proxy statement to the detriment of stockholders.

•	February 19, 2021: First engagement with Donerail

•	Donerail launched as a firm only weeks prior with $300M assets under management (AUM).

•	Turtle Beach investor relations team holds introductory meeting with Donerail.

•	March 8, 2021: Juergen Stark and members of management meet with Donerail

•	Turtle Beach management holds first meeting with Donerail where Donerail asks general questions about the business.

•	March 18, 2021: Donerail sends presentation to management ahead of a call

•	April 1 – April 6, 2021: Will Wyatt demands to be added to the Board in multiple conversations**

•

Over the course of three conversations, Wyatt makes repeated requests to be added to the Board. When asked about his qualifications, Wyatt cites only capital markets experience, which is already represented on the Board, and dodges all other questions regarding his qualifications. In response to Donerail’s request, Turtle Beach offered Donerail the opportunity to enter into an NDA so that Wyatt could get to know the business and the Board could evaluate him as a candidate, but Wyatt immediately declines.

•	April 27, 2021: Donerail sends proposal to acquire the Company for $34.50 (with no verified financing), representing a 14% premium to the closing share price

•	The Company notifies Wyatt that they will connect Donerail with their advisors to discuss the offer, and holds an introductory call between advisors and Donerail.

•	Follow up discussion between advisors reveal no financing commitments can be verified following Donerail’s offer to acquire the Company for a purchase price well in excess of Donerail’s total AUM.

•	May, 11, 2021: BofA holds initial call with Donerail to discuss acquisition proposal terms, including request for more specifics on sources of financing**

•	May 13, 2021: Donerail holds investor call on Turtle Beach**

•

Throughout the invitation-only call, Donerail extensively misrepresents its engagement with Turtle Beach to date, including claiming that Donerail had presented to the entire Board, and presents inaccurate financial metrics and information about Turtle Beach. Donerail also makes no mention of the fact that they submitted an offer to acquire the Company.

•	During the presentation Wyatt states, “by the way, this management team is exceptional.”

•	May 17, 2021: BofA makes follow-up request to Donerail for financing information**

•	May 24, 2021: BofA makes additional request to Donerail for financing information**

•	June 2, 2021: BofA makes two additional requests to Donerail for financing information**

•	June 19, 2021: Juergen sends Donerail email response from the entire Board in response to Wyatt’s letter from June 16, 2021**

•	BofA makes additional financing request to Donerail.

•	July 15, 2021: Donerail purchases 125,000 shares of Turtle Beach stock**

•

In contrast to Donerail’s assertions that it is acting in the best interest of all stockholders, Donerail directly benefited at the expense of other stockholders by acquiring 125,000 shares in mid-July 2021, and promptly thereafter releasing their first public letter indicating they had put in an offer to acquire the Company at a significantly higher share price, only to then sell 285,000 shares days later at a price that was substantially below their acquisition offer price but delivered them a profit of roughly $500,000 on the 125,000 shares alone.

•	July 21, 2021: Donerail sends revised proposal to acquire the Company for $36.50 (again, with no verified financing), representing a 17% premium to the closing share price**

•	Donerail cites desire for expedited confirmatory due diligence. The Company confirms receipt of revised proposal by email the next day.

•	July 27, 2021: BofA makes additional request to Donerail for financing information**

•	August 25, 2021: BofA makes additional request to Donerail for financing information**

•	November 16, 2021: BofA call with Donerail, Donerail states its strong preference to see the Company sold and its intention to run a proxy contest**

•	December 20, 2021: Donerail sends revised proposal to acquire the Company for $32.86 (again, with no verified financing), representing a 30% premium to the closing share price

•	The Company and advisors review revised proposal and issue press release noting Donerail’s lack of credible financing despite the Company’s significant effort to engage.

•

Donerail issues press release two days later regarding revised proposal, having not yet produced baseline information outlining their ability to finance an acquisition, despite touting an offer price well in excess of its own AUM and with no track record of ever acquiring or operating a business.

•	BofA makes additional request to Donerail for financing information.**

•	December 21, 2021 – January 11, 2022: Wyatt sends multiple emails to Turtle Beach Board member Yie-Hsin Hung**

•

Turtle Beach advisors respond to Wyatt on behalf of the Board, reiterating in each correspondence that Donerail needs to send proposal related correspondence to the Company’s advisors, not Board members.

•	BofA makes six additional requests for financing information during this period of time.

•	January 13, 2022: Turtle Beach responds to Donerail’s repeated outreach to Board and management**

•

In its response, the Company cites its 11 months of attempted productive engagement with Donerail and reiterates protocol for engagement with the Board and requests once again for verifiable financing information. The Company states that if Donerail doesn’t become a viable acquiror, Turtle Beach will limit future interactions to those the Company would provide to any stockholder.

•

In response to the financing information request, Wyatt replies that they will “gather as a team and revert back with appropriate materials in short order,” acknowledging himself they’ve not yet provided the necessary financing information.

•	January 21, 2022: BofA makes additional request to Donerail for financing information**

•	March 3, 2022: Donerail announces intent to nominate directors

•	Donerail announces that it no longer wants to acquire Turtle Beach and instead intends to replace the entire Turtle Beach Board of directors with its own hand-selected nominees at the Annual Meeting.

•	March 14, 2022: Turtle Beach makes settlement proposal; Donerail rejects**

•

In an attempt to avoid a costly and distracting proxy contest that would not be in the best interests of all Turtle Beach stockholders, the Company sends a letter and term sheet to Donerail outlining a good-faith cooperation agreement under which Donerail and Turtle Beach would mutually agree on two director candidates to be added to the Board.

•

Donerail rejects proposal and offers a counter-proposal under which Donerail would agree to three director candidates to be added to the Board and two director resignations. Donerail also requests the Board form a strategic review committee as part of its counter-proposal.

•	March 21, 2022: Turtle Beach makes revised settlement proposal; Donerail rejects**

•

Turtle Beach makes revised settlement proposal to Donerail, improving the terms in Donerail’s favor, including offering to appoint two new mutually agreed upon independent directors from a pool of candidates that would have included all of Donerail’s nominees. The revised settlement proposal also notes the Company would designate a board member to sit on the strategic review committee, if one is deemed necessary.

•	Donerail again rejects Turtle Beach’s generous proposal in favor of pursuing taking control of the Company.

•	March 22, 2022: Donerail nominates full slate of directors

•	Donerail nominates full state of directors to stand for election at the Annual Meeting.

•	Donerail claims to be a 5.3% owner of Turtle Beach, despite 1.7% of its holdings being in the form of options with an April 14, 2022 expiration.

1Timeline is inclusive of only the most notable interactions with Donerail through the nomination of its full slate of directors.

** Denotes an event disclosed in Turtle Beach’s public history of constructive engagement, but NOT in Donerail’s definitive proxy statement. Note that, in its definitive proxy statement, Donerail states “Between March 13, 2022 and April 18, 2022, counsel for the Company and counsel for Donerail corresponded at various times to discuss certain matters including, but not limited to, the terms of a potential settlement agreement between Donerail and the Company and the Books and Record Request.” This is the only reference to settlement proposals.

Please visit www.VoteTurtleBeach.com for more information.

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the BLUE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

HEAR@mackenziepartners.com

(212) 929-5500

or

Toll-Free (800) 322-2885

REMEMBER:

We urge you NOT to vote using any WHITE proxy card sent to you by Donerail, as doing so will revoke your vote on the BLUE proxy card.

Forward-Looking Statements

This communication includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, the Company’s liquidity, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the “SEC”), the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the 2022 Annual Meeting of Stockholders. The Company has filed a definitive proxy statement and a BLUE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials filed with the SEC in connection with the upcoming Annual Meeting. Stockholders can obtain the definitive proxy statement and any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge on the SEC’s website at www.sec.gov. Copies are also available at no charge on the Company’s website at https://corp.turtlebeach.com.

About Turtle Beach Corporation

Turtle Beach Corporation (https://corp.turtlebeach.com) is one of the world’s leading gaming accessory providers. The Turtle Beach brand (www.turtlebeach.com) is known for pioneering first-to-market features and patented innovations in high-quality, comfort-driven headsets for all levels of gamer, making it a fan-favorite brand and the market leader in console gaming audio for the last decade. Turtle Beach’s ROCCAT brand (www.roccat.com) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products. Under the ROCCAT brand, Turtle Beach creates award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s Neat Microphones brand (www.neatmic.com) creates high-quality USB and analog microphones for gamers, streamers, and professionals that embrace cutting-edge technology and design. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Contacts

For Investor Information, Contact:

Cody Slach or Alex Thompson

Gateway Investor Relations

On Behalf of Turtle Beach

949.574.3860

HEAR@gatewayir.com

For Media Information, Contact:

MacLean Marshall

Sr. Director – PR/Communications

Turtle Beach Corp.

858.914.5093

maclean.marshall@turtlebeach.com

Mackenzie Partners

Bob Marese / Jeanne Carr

212.929.5405 / 212.929.5916

Joele Frank, Wilkinson Brimmer Katcher

Jed Repko / Nick Lamplough

212.355.4449

Exhibit B

HISTORY OF CONSTRUCTIVE ENGAGEMENT WITH DONERAILTURTLE BEACH’S ENGAGEMENT WITH DONERAIL HAS INCLUDED1:-10 calls between Donerail and Turtle Beach’s independent financial advisor, Bank of America -17 requests by Turtle Beach for Donerail to provide verification and detail on its financing plan 0 times Donerail has provided adequate financing information regarding its acquisition proposal HEAR advisor call with Donerail • HEAR calls / meetings with Donerail ■HEAR advisor call with Donerail Requests for financing from Donerail ** Denotes an event disclosed in Turtle Beach’s public history of constructive engagement, but NOT in Donerail’s definitive proxy statement2 FEBRUARY 19, 2021 First engagement with Donerail Donerail launched as a firm only weeks prior with $300M assets under management (AUM). Turtle Beach investor relations team holds introductory meeting with Donerail. MARCH 18, 2021 Donerail sends presentation to management ahead of a call
APRIL 27, 2021 Donerail sends proposal to acquire the Company for $34.50 (with no verified financing), representing a 14% premium to the closing share price The Company notifies Wyatt that they will connect Donerail with their advisors to discuss the offer, and holds an introductory call between advisors and Donerail. Follow up discussion between advisors reveal no financing commitments can be verified following Donerail’s offer to acquire the Company for a purchase price well in excess of Donerail’s total AUM. MAY 13, 2021 Donerail holds investor call on Turtle Beach ** Throughout the invitation-only call, Donerail extensively misrepresents its engagement with Turtle Beach to date, including claiming that Donerail had presented to the entire Board, and presents inaccurate financial metrics and information about Turtle Beach. Donerail also makes no mention of the fact that they submitted an offer to acquire the Company. During the presentation Wyatt states “by the way, this management team is exceptional.” MAY 24, 2021 BofA makes additional request to Donerail for financing information** JUNE 19, 2021 Juergen sends Donerail email response from the entire Board in response to Wyatt’s letter from June 16, 2021** BofA makes additional financing request to Donerail. JULY 21, 2021 Donerail sends revised proposal to acquire the Company for $35.50 (again, with no verified financing), representing a 17% premium to the closing share price** Donerail cites desire for expedited confirmatory due diligence. The Company confirms receipt of revised proposal by email the next day. AUGUST 25, 2021 BofA makes additional request to Donerail for financing information** DECEMBER 20, 2021 Donerail sends revised proposal to acquire the Company for $32.85 (again, with no verified financing), representing a 30% premium to the closing share price The Company and advisors review revised proposal and issue press release noting Donerail’s lack of credible financing despite the Company’s significant effort to engage. Donerail issues press release two days later regarding revised proposal, having not yet produced baseline information outlining their ability to finance an acquisition, despite touting an offer price well in excess of its own AUM and with no track record of ever acquiring or operating a business. BofA makes additional request to Donerail for financing information.** JANUARY 13, 2022 Turtle Beach responds to Donerail’s repeated outreach to Board and management** In its response, the Company cites its 11 months of attempted productive engagement with Donerail and reiterates protocol for engagement with the Board and requests once again for verifiable financing information. The Company states that if Donerail doesn’t become a viable acquiror, Turtle Beach will limit future interactions to those the Company would provide to any stockholder. In response to the financing information request, Wyatt replies that they will “gather as a team and revert back with appropriate materials in short order.”acknowledging himself they’ve not vet provided the necessary financing information. MARCH 3, 2022 Donerail announces intent to nominate directors Donerail announces that it no longer wants to acquire Turtle Beach and instead intends to replace the entire Turtle Beach Board of directors with its own hand-selected nominees at the Annual Meeting. MARCH 21, 2022 Turtle Beach makes revised settlement proposal; Donerail rejects** Turtle Beach makes revised settlement proposal to Donerail, improving the terms in Donerail’s favor, including offering to appoint two new mutually agreed upon independent directors from a pool of candidates that would have included all of Donerail’s nominees. The revised settlement proposal also notes the Company would designate a board member to sit on the strategic review committee, if one is deemed necessary. Donerail again rejects Turtle Beach’s generous proposal in favor of pursuing taking control of the Company.
MARCH 8, 2021 Juergen Stark and members of management meet with Donerail Turtle Beach management holds first meeting with Donerail where Donerail asks general questions about the business. APRIL 1-APRIL 6, 2021 Will Wyatt demands to be added to the Board in multiple conversations** Over the course of three conversations, Wyatt makes repeated requests to be added to the Board. When asked about his qualifications, Wyatt cites only capital markets experience, which is already represented on the Board, and dodges all other questions regarding his qualifications. In response to Donerail’s request, Turtle Beach offered Donerail the opportunity to enter into an NDA so that Wyatt could get to know the business and the Board could evaluate him as a candidate, but Wyatt immediately declines. MAY 11, 2021 BofA holds initial call with Donerail to discuss acquisition proposal terms, including request for more specifics on sources of financing** MAY 17, 2021 BofA makes follow-up request to Donerail for financing information** JUNE 2, 2021 BofA makes two additional requests to Donerail for financing information** JULY 15, 2021 Donerail purchases 125,000 shares of Turtle Beach stock ** In contrast to Donerail’s assertions that it is acting in the best interest of all stockholders, Donerail directly benefited at the expense of other stockholders by acquiring 125,000 shares in mid-July 2021, and promptly thereafter releasing their first public letter indicating they had put in an offer to acquire the Company at a significantly higher share price, only to then sell 285,000 shares days later at a price that was substantially below their acquisition offer price but delivered them a profit of roughly $500,000 on the 125,000 shares alone. JULY 27, 2021 BofA makes additional request to Donerail for financing information** NOVEMBER 15, 2021 BofA call with Donerail, Donerail states its strong preference to see the Company sold and its intention to run a proxy contest** DECEMBER 21, 2021 - JANUARY 11, 2022 Wyatt sends multiple emails to Turtle Beach Board member Yie- Hsin Hung** Turtle Beach advisors respond to Wyatt on behalf of the Board, reiterating in each correspondence that Donerail needs to send proposal related correspondence to the Company’s advisors, not Board members. BofA makes six additional requests for financing information during this period of time. JANUARY 21, 2022 BofA makes additional request to Donerail for financing information** MARCH 14, 2022 Turtle Beach makes settlement proposal; Donerail rejects In an attempt to avoid a costly and distracting proxy contest that would not be in the best interests of all Turtle Beach stockholders, the Company sends a letter and term sheet to Donerail outlining a good-faith cooperation agreement under which Donerail and Turtle Beach would mutually agree on two director candidates to be added to the Board. Donerail rejects proposal and offers a counter-proposal under which Donerail would agree to three director candidates to be added to the Board and two director resignations. Donerail also requests the Board form a strategic review committee as part of its counter-proposal. MARCH 22, 2022 Donerail nominates full slate of directors Donerail nominates full state of directors to stand for election at the Annual Meeting. Donerail claims to be a 5.3% owner of Turtle Beach, despite 1.7% of its holdings being in the form of options with an April 14, 2022 expiration. Timeline is inclusive of only the most notable interactions with Donerail through the nomination of its full slate of directors. Note that, in its definitive proxy statement, Donerail states “Between March 13, 2022 and April 18, 2022, counsel for the Company and counsel for Donerail corresponded at various times to discuss certain matters including, but not limited to, the terms of a potential settlement agreement between Donerail and the Company and the Books and Record Request.” This is the only reference to settlement proposals. Your vote is extremely important. Vote the BLUE Proxy Card Today! HOW TO VOTE FOR ADDITIONAL VOTING INFORMATION If you have any questions about how to vote your shares, or need additional assistance, please contact: Mackenzie Partners HEAR@mackenziepartners.com (212) 929-5500 or Toll-Free (800) 322-2885 INVESTOR CONTACT MEDIA CONTACT Cody Slach or Alex Thompson Gateway Investor Relations On Behalf of Turtle Beach 949.574.3860 HEAR@gatewayir.com MacLean Marshall Sr. Director - PR/Communications Turtle Beach Corp. 858.914.5093 maclean.marshall@turtlebeach.com Joele Frank, Wilkinson Brimmer Katcher Jed Repko / Nick Lamplough 212.355.4449

Resources PRESS RELEASES AND LETTERS APRIL 28, 2022 Turtle Beach Corrects the Record Given Donerail’s Continued Efforts to Deceive and Mislead StockholdersDOWNLOAD PDF APRIL 25, 2022 Turtle Beach Files Definitive Proxy Materials and Mails Letter to Stockholders DOWNLOAD LETTER APRIL 21, 2022 Turtle Beach Corporation Launches “Play with Purpose”—Establishing the Company’s Environmental, Social, and Governance Goals to Further Improve Global Impact DOWNLOAD PDF MARCH 22, 2022 Turtle Beach Highlights Recent Actions Supporting Stockholder Interests and Value Creation DOWNLOAD PDF MARCH 2, 2022 Turtle Beach Reports Strong Full Year and 2021 Fourth Quarter Results DOWNLOAD PDF JANUARY 5, 2022 Turtle Beach Reports Preliminary Full Year 2021 Results in Line With Guidance DOWNLOAD PDF DECEMBER 20, 2021 Turtle Beach Corporation Responds to Misleading Statements by Donerail Group DOWNLOAD PDF PRESENTATIONS MARCH 2, 2022 Turtle Beach Investor Presentation—Q4 2021 Earnings DOWNLOAD PDF FILINGS SEC Filings Your vote is extremely important. Vote the BLUE Proxy Card Today! HOW TO VOTE VIEW FILINGS FOR ADDITIONAL VOTING INFORMATION If you have any questions about how to vote your shares, or need additional assistance, please contact: Mackenzie Partners HEAR@mackenziepartners.com (212) 929-5500 or Toll-Free (800) 322-2885 INVESTOR CONTACT MEDIA CONTACT Cody Slach or Alex Thompson Gateway Investor Relations On Behalf of Turtle Beach 949.574.3860 HEAR@gatewayir.com MacLean Marshall Sr. Director—PR/Communications Turtle Beach Corp. 858.914.5093 maclean.marshall@turtlebeach.com Joele Frank, Wilkinson Brimmer Katcher Jed Repko / Nick Lamplough 212.355.4449    Privacy Policy